[EXECUTION VERSION]

AGREEMENT AND PLAN OF BUSINESS COMBINATION

by and among

SPECTRAL CAPITAL CORPORATION

SPECTRAL QDA HOLDINGS, INC.

CRWDUNIT, INC.

and

CROWDPOINT TECHNOLOGIES, INC.,

AS THE SECURITY HOLDER REPRESENTATIVE

Dated as of December 10, 2024

AGREEMENT AND PLAN OF BUSINESS COMBINATION

THIS AGREEMENT AND PLAN OF BUSINESS COMBINATION (this “Agreement”), dated as of December 10, 2024, is entered into by and among Spectral Capital Corporation., a Nevada corporation ( “Spectral” or the “Company”), Spectral QDA Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Company (the “QDA Holdings” or “Merger Sub”), crwdunit, inc. a Delaware corporation (“crwdunit” or “Target”) and CrowdPoint Technologies, Inc., a Texas corporation (“Securityholder Representative”) and together the Parties.

WHEREAS, the Company, Target and Securityholder Representative previously entered into an Acquisition Agreement dated September 10, 2024 (“Acquisition Agreement”) whereby Spectral agreed to purchase the Target Shareholder agreed to sell all of the capital stock of Target.

WHEREAS, the Parties desire to amend, supersede and replace the Acquisition Agreement with this Agreement.

WHEREAS, the combination of Company and Target shall be effected through a merger (the “Merger”) of Merger Sub with and into Target with the Target continuing as the surviving corporation in the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), as a result of which Target will become a wholly-owned subsidiary of Company;

WHEREAS, the Board of Directors of Company (the “Company Board”) and the Board of Directors of Target (the “Target Board”) have each (i) determined that the Merger is fair to, and in the best interests of, their respective corporations and stockholders, (ii) approved and declared advisable this Agreement, the Merger and the actions contemplated by this Agreement and (iii) determined to recommend that the stockholders of their respective corporations vote to approve such matters as are contemplated by this Agreement, including, in the case of Target, the adoption of this Agreement and, in the case of Company, (i) the approval of the issuance of shares of common stock, $0.00001 par value per share, of Company (the “Exchange Shares”) pursuant to this Agreement, the “Share Issuance”), (ii) approval, to the extent required under applicable Delaware law, of the contingent assignment of all assets of the Target in the event that the Post-Closing Merger Covenants (defined below) are not satisfied.

WHEREAS, for United States federal income tax purposes, it is intended that (i) the Merger shall qualify as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement will constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3,

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, Company, Merger Sub, Target and Target Shareholder agree as follows:

ARTICLE I
THE MERGER

1.1.    Effective Time of the Business Combination and the Merger. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, as defined below, the parties hereto will consummate and close the Merger and all associated transactions described herein (together the “Business Combination”) will be deemed executed and completed:

(a)The Target has issued tokens and rights to receive tokens (“Token Rights”) to certain persons  that represent an aggregate dollar amount of $15,000,000 (subject to final post-closing adjustment) (“Token Obligation”).

(b)Prior to the distribution of the Exchange Shares to the holders of the Token Rights, Target shall issue to such holders shares (“Holders”) of a newly created series of Preferred Stock in Target (“Preferred Shares”).

(c)The Parties have agreed that at the Closing, as defined below, the following will occur:

(d)The Target has intellectual property consisting of software, algorithms, proprietary business processes, patents, trademarks, draft patent applications, trade secrets and customer arrangements and contracts in various stages of negotiation (the “Assets”).  Upon execution of this Agreement Merger Sub will receive an irrevocable assignment (“Assignment”) of all the Assets in the Target, including those developed and acquired after the Closing which assignment will be effective as of a date 60 days from the Closing (the “Settlement”).

(e)The parties will complete a certificate of merger between Merger Sub and the Target, which certificate will take place immediately upon the fulfillment of the Post-Closing Conditions and be filed forthwith with by executing and filing a certificate of merger (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Company and Target shall agree and specify in the Certificate of Merger (the “Effective Time”).

1.2.    Closing. Subject to the satisfaction or (to the extent permitted by Law) waiver of the conditions defined as Closing Conditions herein, the closing of the Business Combination (the “Closing”) will take place at 11:00 PM, Eastern time (or at such other time as Company and Target mutually agree upon, orally or in writing), on a date to be specified by Company and Target (the “Closing Date”).

1.3.    Effects of the Merger. At the Closing, the elements of the Business Combination defined above shall be consummated.  The Business Combination shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

1.4.    Directors and Officers of the Surviving Corporation.  The Chief Executive Officer of Spectral shall serve as the sole officer and director of the Surviving Corporation to hold office until their respective successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II
CONVERSION OF SECURITIES

2.1.    Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Target Capital Stock or any shares of capital stock of Merger Sub:

(a)    Capital Stock of Merger Sub. Each share of the Preferred Stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become that number of shares of Exchange Shares (the “Exchange Shares) (subject to any adjustment agreed upon by both Spectral and the Target due to the inclusion of additional assets added to Target after the Closing Date-”) according to the Exchange Ratio, as defined below.  The number of Exchange Shares shall be allocated as set forth on Schedule 2.1(a).

(b)    Cancellation of Treasury Stock and Company Owned Stock. All shares of Target Common Stock that are held in treasury and any shares of Target Common Stock owned by the Shareholder Representative, Company, Merger Sub or any other subsidiary of Company immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of Company or other consideration shall be delivered in exchange therefor.

(c)    Conversion of Target Capital Stock. As of the Effective Time, all such shares of Target Capital Stock shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate or non-certificated book entry representing any such shares of Target Capital Stock shall cease to have any rights with respect thereto, except the right to receive Exchange Shares pursuant to this Section 2.1(c) and any cash in lieu of fractional shares of Exchange Shares to be issued or paid in consideration therefor and any amounts payable pursuant to Section 2.2(d) upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d)For purposes of this Agreement, “Exchange Ratio” a number of shares equal to the Principal Amount divided by the Determined Share Price. “Principal Amount” shall be the amount of cash or other consideration originally paid for the Preferred Shares or the Tokens.  “Determined Share Price” shall be the per shar price equal to [the average trading price of the Company shares on the Closing Date][$4.00]. There will be no equitable adjustments to the Exchange Ratio.

2.2.    Exchange of Certificates. The procedures for exchanging outstanding shares of Target Capital Stock for Exchange Shares pursuant to the Merger are as follows:

(a)    Exchange Agent. At the Effective Time, Company shall deposit with Computershare Trust Company, N.A. or another bank or trust company designated by Company and reasonably acceptable to Target (the “Exchange Agent”), for the benefit of the holders of shares of Target Capital Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) certificates or non-certificated book entries representing the shares of Exchange Shares (such shares of Exchange Shares, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.1 in exchange for outstanding shares of Target Capital Stock, (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to Section 2.2(b) and less any payments for shares properly exercising dissenting rights under the DCGL.

(b)    No Fractional Shares. No certificate or scrip representing fractional shares of Exchange Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Company. Notwithstanding any other provision of this Agreement, each holder of shares of Target Capital Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Exchange Shares (after taking into account all Certificates delivered by such holder and the aggregate number of shares of Target Capital Stock represented thereby) shall receive, in lieu thereof, cash (without interest and subject to applicable Tax withholding) in an amount equal to such fractional part of a share of Exchange Shares multiplied by the last reported sale price of Exchange Shares at the 4:00 p.m., Eastern time, end of regular trading hours on OTC BB on the last trading day prior to the Effective Time.

2.3.    Dissenting Shares.

(a)    For purposes of this Agreement, “Dissenting Shares” shall mean shares of Target Capital Stock issued and outstanding immediately prior to the Effective Time that are held as of the Effective Time by a holder who has not voted in favor of the Merger or consented thereto in writing and who has made a proper demand for appraisal of such shares in accordance with Section 262 of the DGCL (until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares, at which time such shares shall cease to be Dissenting Shares). Dissenting Shares will only entitle the holder thereof to such rights as are granted by the DGCL to a holder thereof and shall not be converted into or represent the right to receive Exchange Shares unless the stockholder holding such Dissenting Shares shall have forfeited his, her or its right to appraisal under the DGCL or properly withdrawn his, her or its demand for appraisal. If such stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be deemed to have been converted, as of the Effective Time, into and represent the right to receive Exchange Shares issuable in respect of such Target Capital Stock pursuant to Section 2.1(c) or Section 2.1(d), as the case may be, without interest, and (ii) promptly following the occurrence of such event, Company shall deliver to the Exchange Agent a certificate representing Exchange Shares to which such stockholder is entitled pursuant to Section 2.1(c) or Section 2.1(d), as well as any cash, dividend or other distributions to which such holder of Target Capital Stock may be entitled under this Article II if not previously delivered to the Exchange Agent.

(b)    Target shall give Company (i) prompt notice of any written demands for appraisal of any Target Capital Stock, withdrawals of such demands and any other instruments that relate to such demands received by Target and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Target shall not, except with the prior written consent of Company, which shall not be unreasonably withheld, conditioned or delayed, make any payment with respect to any demands for appraisal of Target Capital Stock or settle or offer to settle any such demands.

2.4.    Assignment in Lieu of Merger. In the event that the post-closing conditions listed below do not take place within 60 days of the date hereof, the Assets shall immediately and with no further action required, become property of Merger Sub and the Exchange Shares shall be released from Escrow, as defined below, and issued to the Holders as soon as the Holders have each signed an appropriate stockholders agreement that contains standard representations warranties and a lock-up provision that provides that the Exchange Shares be held for a period of 180 days and only 25% of the a Holder’s number of Exchange Shares may be sold in any calendar quarter thereafter.

2.5Other Provisions

(a)It is also agreed between the Parties that the number of Exchange Shares in the Merger Agreement can be increased by agreement of the Parties in the event that additional assets and intellectual property is added to the Assets post-closing.

(b)Target shall distribute the Exchange Shares to the Holders in exchange for their Preferred Stock as soon as possible after the certificate specified above has been delivered and each Holder signs an appropriate Stockholders Agreement that contains standard representations warranties and a lock-up provision that provides that the Exchange Shares be held for a period of 180 days and no more than 25% of the a holder’s Exchange Shares may be sold or transferred in any given calendar quarter thereafter.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TARGET

Except as set forth herein or in the disclosure schedule delivered or made available by Target to Company and Merger Sub on the date of this Agreement (the “Target Disclosure Schedule”), Target represents and warrants to Company and Merger Sub as follows:

3.1.    Organization, Standing and Power. Target is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Target Material Adverse Effect. Target has made available to Company complete and accurate copies of its certificate of incorporation and bylaws, and copies of any amendments thereto, existing as of the date of this Agreement and is not in material violation of any provision of either such document.

3.2.    Capitalization.

(a)    As of the date of this Agreement, representations regarding capitalization of the Target made to Spectral are true, complete and accurate.

(d)    All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Target’s certificate of incorporation or bylaws or any agreement to which Target is a party or is otherwise bound. There are no obligations, contingent or otherwise, of Target to repurchase, redeem or otherwise acquire any shares of Target Capital Stock. All outstanding shares of Target Capital Stock have been offered, issued and sold by Target in compliance with all applicable federal and state securities Laws.

3.3.    Subsidiaries. Target does not have any subsidiaries and does not otherwise own any shares of capital stock or any interest in any other Person. Target does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any Person.

3.4.    Authority; No Conflict; Required Filings and Consents.

(a)    Target has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement (the “Target Voting Proposal”) by Target’s stockholders under the DGCL and the certificate of incorporation of Target (the “Target Stockholder Approval”) to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Target Board, at a duly called meeting at which all directors were present, by a unanimous vote, or via unanimous written consent (i) determined that the Merger is fair to, and in the best interests of, Target and its stockholders, (ii) approved this Agreement, the Merger and the actions contemplated by this Agreement in accordance with the provisions of the DGCL, (iii) declared this Agreement advisable, and (iv) determined to recommend that the stockholders of Target vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Target have been duly authorized by all necessary corporate action on the part of Target, subject only to the required receipt of the Target Stockholder Approval. This Agreement has been duly executed and delivered by Target and, assuming the due execution and delivery of this Agreement by Company, constitutes the valid and binding obligation of Target, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)    The execution and delivery of this Agreement by Target does not, and the consummation by Target of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Target, (ii) conflict with, or result in any material violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance of any nature (“Liens”) on Target’s assets (including Target Intellectual Property) under any of the terms, conditions or provisions of any Contract required to be disclosed in Section 3.11(a) of the Target Disclosure Schedules, or (iii) subject to obtaining the Target Stockholder Approval and compliance with the requirements specified in clauses (i) through (iv) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to Target or any of its properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b), as would not, individually or in the aggregate, reasonably be expected to result in a Target Material Adverse Effect.

(c)    No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) is required by or with respect to Target in connection with the execution and delivery of this Agreement by Target or the consummation by Target of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which Target is qualified as a foreign corporation to transact business

(d)    The Business Combination was approved by the Target’s shareholders.

3.5.    Financial Statements; Information Provided.  Target has made available to Company correct and complete copies of the Financial Statements. The Financial Statements (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby (except (x) that the unaudited Financial Statements do not contain footnotes and (y) as may be indicated in the notes to such Financial Statements) and (ii) fairly present in all material respects the financial position of Target as of the dates thereof, except that the unaudited interim Financial Statements are subject to normal year-end adjustments, that are not expected to be material in amount.

3.6.    No Undisclosed Liabilities. Target does not have any material Liability, except for (a) Liabilities shown on the Most Recent Balance Sheet, (b) Liabilities of a type required to be shown on the Most Recent Balance Sheet that have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business (and which have not resulted from a breach of contract, breach of warranty, tort, infringement or violation of Law), and (c) Liabilities for transaction expenses incurred in connection with the transactions contemplated by this Agreement.

3.7.    Absence of Certain Changes or Events. During the period beginning on the Most Recent Balance Sheet Date and ending on the date hereof, Target has conducted its business only in the Ordinary Course of Business.

3.8.    Taxes.

(a)    Target has properly filed on a timely basis all income and other material Tax Returns that it was required to file, and all such Tax Returns are true, correct and complete in all material respects. Target has paid on a timely basis all Taxes, whether or not shown on any Tax Return, that were due and payable.

(r)    For purposes of this Agreement, (i) “Taxes” shall mean any taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, escheat or unclaimed property, customs duties, franchise and other taxes of any kind imposed by the United States of America or any state, local or non-U.S. government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items, and (ii) “Tax Returns” shall mean any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, a Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

3.9.    Owned and Leased Real Properties.

(a)    Target does not own or lease nor has ever owned or leased any real property.

3.10.    Intellectual Property.

(a)    Section 3.10(a) of the Target Disclosure Schedule lists all Target Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, and names of all current applicant(s) and registered owner(s), as applicable except that, for any Target Registrations that are Internet domain names or social media accounts and identifiers, such enumeration shall be the applicable account name or number, the domain registrar or social media company and the registered owner(s). All assignments of Target Registrations to Target have been properly executed and recorded, and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Target. To the knowledge of Target, all Target Registrations are valid and enforceable.

(b)    There are no inventorship challenges, inter partes proceedings, opposition or nullity proceedings or interferences declared, commenced or provoked, or, to the knowledge of Target, threatened, with respect to any Patent Rights included in the Target Registrations. None of the Patent Rights included in the Target Registrations have been abandoned. Target has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of Target and has made no material misrepresentation in such applications. Target has no knowledge of any information that would preclude Target from having clear title to the Target Registrations.

(c)    Target is the sole and exclusive owner of all Target Owned Intellectual Property, free and clear of any Liens, other than any joint owners of the Target Owned Intellectual Property that are listed in Section 3.10(c) of the Target Disclosure Schedule. None of the Target Intellectual Property is subject to any orders, decrees or injunctions.

(d)    Target has taken reasonable measures to protect the proprietary nature of each item of Target Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. To Target’s knowledge, there has been no unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of Target.

(e)    To the knowledge of Target, the operations of Target as currently conducted do not infringe, misappropriate or otherwise violate and have not in the past five years infringed, misappropriated or otherwise violated the valid and enforceable Intellectual Property rights of any individual or entity. To Target’s knowledge, no individual or entity has infringed, misappropriated or otherwise violated the Target Owned Intellectual Property or any rights under the Target Intellectual Property that are exclusively licensed to Target, and Target has not filed or threatened in writing any claims alleging that a third party or Worker has infringed, misappropriated or otherwise violated any Target Intellectual Property. No individual or entity has filed and served upon Target or, to Target’s knowledge, threatened or otherwise filed any action or proceeding alleging that Target has infringed, misappropriated or otherwise violated any individual’s or entity’s Intellectual Property rights nor has Target received any written notification that a license under any other individual’s or entity’s Intellectual Property is or may be required.

(g)    For purposes of this Agreement, the following terms shall have the following meanings:

(i)    “Intellectual Property” shall mean the following subsisting throughout the world: (A) Patent Rights; (B) Trademarks and all goodwill in the Trademarks; (C) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors; (D) mask works and registrations and applications for registration thereof and any other rights under the Laws of any jurisdiction; (E) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, scientific and technical information, data and technology, including medical, clinical, toxicological and other scientific data, manufacturing and product processes, algorithms, techniques and analytical methodology, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and (F) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

(ii)    “Intellectual Property Registrations” shall mean Patent Rights, applications and registrations for Trademarks, applications and registrations for copyrights and designs, mask work registrations and applications for each of the foregoing, which are issued by, filed with, or recorded by any state, government or other public legal authority at any time in any jurisdictions, or, in the case of Internet domain names and social media accounts and identifiers, which are issued by, filed with, or recorded by any third party.

(iii)    “Law” shall mean each applicable transnational, domestic or foreign federal, state or local laws (statutory, common or otherwise), order, judgment, rule, code, statute, regulation, requirement, variance, decree, writ, injunction, award, ruling, Permit or ordinance of any Governmental Entity, including any applicable stock exchange rule or requirement.

(iv)    “Target Intellectual Property” shall mean the Target Owned Intellectual Property and the Target Licensed Intellectual Property.

(v)    “Target Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to Target by any individual or entity, excluding any Intellectual Property that is licensed to Target under Excluded Contracts.

(vi)    “Target Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by Target, in whole or in part.

(vii)    “Target Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of Target or where Target is the assignee thereof, in each case, alone or jointly with others.

(viii)    “Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

(ix)    “Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, social media accounts and identifiers, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common Law trademarks and service marks and trade dress.

(x)    “Worker” means any individual who is an officer, director, employee (regular, temporary, part-time or otherwise), consultant or independent contractor of Target or Company or any of its subsidiaries, as applicable.

3.11.    [RESERVED.]

3.12.    Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator that is pending or has been threatened in writing against Target that (a) seeks either damages in excess of $100,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement,. There are no material judgments, orders or decrees outstanding against Target.

3.13.   RESERVED.

3.14.    RESERVED.

3.15.    Compliance With Laws. Except as would not reasonably be expected to result in a Target Material Adverse Effect, Target has complied with, is not in violation of, and, as of the date of this Agreement, has not received any notice alleging any violation with respect to, any applicable provisions of any Law related to the conduct of its business or the ownership or operation of its properties or assets.

3.16.    Certain Business Relationships with Affiliates. No Affiliate of Target (a) owns any material property or right, tangible or intangible, which is used in the business of Target, (b) has any material claim or cause of action against Target or (c) owes any material money to, or is owed any material money by, Target. Section 3.16 of the Target Disclosure Schedule describes any material Contracts between Target and any Affiliate thereof which were entered into or have been in effect at any time since January 1, 2023 other than (i) any employment or service Contracts, invention assignment agreements and other Contracts relating to or entered into in connection with any employment or service, including any Contracts relating to stock purchases and awards, stock options and other equity or equity-based incentive arrangements, in each case relating to compensation or (ii) any arms-length agreements with any portfolio company of any venture capital firm, private equity firm, angel investor, or similar investor of Target.

3.17.    Controls and Procedures, Certifications and Other Matters.

(a)    Target maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting that provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the Financial Statements and to maintain accountability for Target’s consolidated assets, (iii) access to assets of Target is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Target is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b)    Target has not extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Target.

(c)    Target either (i) satisfies the conditions to qualification as a “smaller reporting company” set forth in 17 C.F.R. 229.10(f)(1), or (ii) if shares of Target Common Stock were traded on any regulated market or stock exchange, would qualify as a “smaller reporting company,” as defined by 17 C.F.R. 229.10(f)(1).

3.18.    Books and Records. The minute books and other similar records of Target contain accurate summaries, in all material respects, of all actions taken at any meetings of Target’s stockholders, Target Board any committee thereof and of all written consents executed in lieu of the holding of any such meeting.

3.19.    Ownership of Exchange Shares. Except as set forth on Section 3.19 of the Target Disclosure Schedule, Target does not and, to the knowledge of Target, none of Target’s directors, officers, or 5% or greater stockholders directly or indirectly “owns,” beneficially or otherwise, and at all times during the three-year period prior to the date of this Agreement, to the knowledge of Target, none of Target’s directors, officers, or 5% or greater stockholders directly or indirectly has “owned,” beneficially or otherwise, any of the outstanding Exchange Shares, as those terms are defined in Section 203 of the DGCL. None of Target and its “affiliates” or “associates” is, or has been at any time during the two-year period prior to the date of this Agreement, an “interested stockholder” of Company or a “beneficial owner” of Exchange Shares, as those terms are defined in NRS Chapter 78.

3.20.    Privacy and Data Protection.  Target has complied at all times, and currently complies, in each case, in all material respects, with any applicable data protection and privacy Law with respect to their businesses, including, as applicable, with respect to (i) requirements relating to notification and/or registration of processing of personal data with any applicable national data protection regulator, (ii) requests from data subjects under data protection and Privacy Laws, (iii) where necessary, the obtaining of consent to the processing of personal data and/or direct marketing activity, and (iv) where necessary, the obtaining of any approval, consultation and/or agreement of any applicable works councils or such similar worker representation bodies. Target has all rights necessary to process all personal data used in the business of the Target. Target has not received any written notice or complaint from any individual, third party and/or Governmental Entity, or to the knowledge of Target, has not been threatened with any written notice or complaint from any individual, third party and/or Governmental Entity (x) alleging non-compliance by Target with any applicable data protection and privacy Law (including any prohibition or restriction on the transfer of data to any jurisdiction) or (y) claiming compensation for or an injunction for non-compliance with any applicable data protection and privacy Law.

3.21.    Employee Benefit Plans.  Target has no benefit plans.

3.22.    No Other Representations or Warranties. Target hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, none of Company, Merger Sub nor any other Person on behalf of Company or Merger Sub makes any express or implied representation or warranty with respect to Company or Merger Sub or their respective financial condition, business, results of operations, properties, assets, liabilities, or prospects or otherwise or with respect to any other statements made or information provided to Target or any of its Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Company and Merger Sub set forth in Article IV (in each case as qualified and limited by the Company Disclosure Schedule) or any representations and warranties of a signatory to any Company Support Agreement or Lock-Up Agreements) none of Target or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, has relied on any representations, warranties, statements or information (including the accuracy or completeness thereof).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
COMPANY AND THE MERGER SUB

Except (a) as disclosed in the Company SEC Reports filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but excluding any disclosures under the heading “Risk Factors” and any disclosure of risks included in any “forward looking statements” disclaimers or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), or (b) as expressly set forth herein or in the disclosure schedule delivered by Company and Merger Sub to Target on the date of this Agreement (the “Company Disclosure Schedule”), Company and Merger Sub represent and warrant, jointly and not severally, to Target as follows:

4.1.    Organization, Standing and Power. Each of Company and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing (to the extent applicable in such jurisdiction) under the Laws of all jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Company Material Adverse Effect. Each of Company and Merger Sub has made available to Target complete and accurate copies of its certificate of incorporation and bylaws, and copies of any amendments thereto, existing as of the date of this Agreement and is not in material default under or in material violation of any provision of any such documents.

4.2.    Capitalization.  As of the date of this Agreement, the authorized capital stock of Company consists is accurately reported in the Company’s SEC filings.

4.3.    Authority; No Conflict; Required Filings and Consents.

(a)    Each of Company and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject only to the receipt of the approval by the Company Stockholders of the Company Stockholder Approvals and the adoption of this Agreement by Company in its capacity as the sole stockholder of Merger Sub, to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Company Board, at a duly called meeting at which all directors were present, by the unanimous vote, (i) determined that the Merger is fair to, and in the best interests of Company and its stockholders and (ii) directed that the Company Stockholder Approvals be submitted to the stockholders of Company for their approval and resolved to recommend that the stockholders of Company vote in favor of the approval of Company Stockholder Approvals. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Company and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Company and Merger Sub, subject only to the required receipt of the Required Company Stockholder Approval and the adoption of this Agreement by Company in its capacity as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by each of Company and Merger Sub and, assuming the due execution and delivery of this Agreement by Target, constitutes the valid and binding obligation of each of Company and Merger Sub, enforceable against Company and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)    The execution and delivery of this Agreement by each of Company and Merger Sub do not, and the consummation by Company and Merger Sub of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the articles of incorporation or bylaws of Company or Merger Sub or of the certificate of incorporation or bylaws, or any other organizational document, of any other subsidiary of Company, (ii) conflict with, or result in any material violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on Company’s or any of its subsidiaries’ assets under any of the terms, conditions or provisions of any Contract required to be disclosed in Section 4.11(c) of the Company Disclosure Schedule, or (iii) subject to obtaining the Required Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (vii) of Section 4.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to Company or any of its subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.4(b), as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(c)    No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Exchange Shares are listed for trading is required by or with respect to Company or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Company or Merger Sub of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws and the Laws of any foreign country, and (vi) such other consents, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would not be reasonably expected to result in a Company Material Adverse Effect.

4.5.    SEC Filings; Financial Statements; Information Provided.

(a)    Company has filed or furnished all registration statements, forms, reports, certifications and other documents required to be filed or furnished by Company with the SEC for a period of at least twelve calendar months immediately preceding the execution of this Agreement. All such registration statements, forms, reports, certifications, and other documents, as amended prior to the date hereof, and those that Company may file or furnish after the date hereof until the Closing, are referred to herein as the “Company SEC Reports.” All of the Company SEC Reports (A) were or will be filed or furnished, as applicable on a timely basis, (B) at the time filed or furnished (or if amended prior to the date hereof, when so amended), complied, or will comply when filed or furnished, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Reports and (C) did not or will not at the time they were filed or furnished (or if amended prior to the date hereof, when so amended) or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading, in any material respect.

(b)    Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (or if amended prior to the date hereof, when so amended) (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC) and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of Company and its subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that are not expected to be material in amount. The consolidated balance sheet of Company as of September 30, 2024 is referred to herein as the “Company Balance Sheet.”

(c)    As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Reports.

(d)    Company’s auditor has at all times since its engagement by Company been “independent” with respect to Company within the meaning of Regulation S-X under the Exchange Act and, to the knowledge of Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules and regulations promulgated by the SEC and the Company Accounting Oversight Board thereunder.

4.6.    No Undisclosed Liabilities. Company does not have any material Liability, except for (a) Liabilities shown on the Company Balance Sheet, (b) Liabilities of a type required to be shown on the Company Balance Sheet that have arisen since the date of the Company Balance Sheet in the Ordinary Course of Business (and which have not resulted from a breach of contract, breach of warranty, tort, infringement or violation of Law), (c) liabilities for transaction expenses incurred in connection with the transactions contemplated by this Agreement, and (d) executory performance obligations under Contracts.

4.7.    Absence of Certain Changes or Events. During the period beginning on the date of the Company Balance Sheet and ending on the date hereof, Company and its subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (a) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably expected to have, a Company Material Adverse Effect or (b) any other action or event that would have required the consent of Target pursuant to Section 5.2 had such action or event occurred after the date of this Agreement.

4.8.    Taxes.

(a)    Except as set forth in Section 4.8(a) of the Company Disclosure Schedule, each of Company and its subsidiaries has properly filed on a timely basis all income and other material Tax Returns that it was required to file, and all such Tax Returns are true, correct and complete in all material respects. Each of Company and its subsidiaries has paid on a timely basis all Taxes, whether or not shown on any Tax Return, that were due and payable.

(b)    Neither Company nor any of its subsidiaries is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar U.S. federal Tax Returns, other than a group of which the common Company is Company. With the exception of customary commercial leases or contracts that are not primarily related to Taxes entered into in the Ordinary Course of Business and liabilities thereunder, neither Company nor any of its subsidiaries (i) has any liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of state, local or non-U.S. Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than Company or any of its subsidiaries, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(c)    All material Taxes that Company or any of its subsidiaries was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, in each case in compliance in all material respects with applicable Law.

(d)    Company has delivered or made available to Target (i) complete and correct copies of all income and other material Tax Returns of Company and any of its subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Company or any of its subsidiaries relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Entity relating to Tax incentives of Company or any of its subsidiaries.

(e)    Except as set forth in Section 4.8(e) of the Company Disclosure Schedule, no examination or audit of any Tax Return of Company or any of its subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of Company, has been threatened by any Governmental Entity. No deficiencies for Taxes of Company or any of its subsidiaries have been claimed, proposed or assessed by any Governmental Entity in writing. Neither Company nor any of its subsidiaries has been informed in writing by any jurisdiction in which Company or any of its subsidiaries does not file a Tax Return that the jurisdiction believes that Company or any of its subsidiaries was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Since January 1, 2021, neither Company nor any of its subsidiaries has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes (other than any automatic extension granted in the Ordinary

Course of Business and consistent with past custom and practice of Company), which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return (other than any extension granted in the Ordinary Course of Business and consistent with past custom and practice of Company), or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.

(f)    Neither Company nor any of its subsidiaries has made any payment or provided any benefit, is obligated to make any payment or provide any benefit, or is a party to any plan, program, policy, agreement or arrangement that could obligate it to make, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with additional or subsequent events, including any termination of employment or service), will result in any payment or provide any benefit that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).

(g)    Neither Company nor any of its subsidiaries (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes or (ii) since the date of its formation or the formation of any predecessor thereof, has always been, for all U.S. federal income tax purposes, classified as an association taxable as a C corporation.

(h)    Neither Company nor any of its subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Company or any of its subsidiaries been distributed, in a transaction to which Section 355 of the Code applies in the two years prior to the date of this Agreement.

(i)    There are no Liens with respect to Taxes upon any of the assets or properties of Company or any of its subsidiaries, other than with respect to Taxes not yet due and payable or being contested in good faith by appropriate proceedings.

(j)    Neither Company nor any of its subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) adjustments under Section 481 of the Code (or any similar adjustments under any provision corresponding non-U.S., state or local Tax Laws) for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) installment sale or other open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount or deferred revenue received on or prior to the Closing Date outside the Ordinary Course of Business.

(k)    Neither Company nor any of its subsidiaries has participated in any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(l)    Neither Company nor any of its subsidiaries is subject to income Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or other fixed place of business in that country.

(m)    All related party transactions involving Company or any of its subsidiaries have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax Law.

(n)    Neither Company nor any of its Affiliates has taken or agreed to take any action, has omitted to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, would reasonably be expected to prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code and, in the event the Control Requirement is satisfied, as a non-taxable exchange of shares of Target Capital Stock for shares of Exchange Shares under Section 351(a) of the Code.

4.9.    Owned and Leased Real Properties.

(a)    Neither Company nor any of its subsidiaries owns or has ever owned any real property, nor is either party to any agreement to purchase or sell any real property.

(b)    Neither the Company nor any of its subsidiaries as of the date of this Agreement leases, subleases, licenses or otherwise occupies any real property nor is party to any lease, sublease, license or any other occupancy agreement (collectively, the “Company Leases”) and all of its previous Company Leases have been terminated and neither Company nor any of its subsidiaries has any remaining affirmative obligations under such Company Leases and termination agreements. Neither the Company nor any of its subsidiaries is party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions. Neither Company nor any of its subsidiaries nor, to the knowledge of Company, any other party is in breach or default and no event has occurred, is pending or, to the knowledge of Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to result in, the loss of a material right or in a material liability of Company or any of its subsidiaries. Neither Company nor any of its subsidiaries leases, subleases or licenses any real property to any Person other than Company and its subsidiaries. Company has made available to Target complete and accurate copies of all Company Leases.

4.10.    Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator that is pending or has been threatened in writing against Company or any of its subsidiaries that (a) seeks either damages in excess of $50,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no material judgments, orders or decrees outstanding against Company or any of its subsidiaries.

4.11.    Environmental Matters.

(a)    Except for such matters that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect: (i) Company has complied in all material respects with all applicable Environmental Laws; (ii) the properties currently or, to the knowledge of Company, formerly owned, leased or operated by Company (including soils, groundwater, surface water, buildings or other structures) are and were not contaminated with any Hazardous Substances in a manner or amounts that would be reasonably likely to create a material liability under any Environmental Law or relating to Hazardous Substances; (iii) Company has not received written notice from any party alleging actual or potential material liability for any Hazardous Substance disposal or contamination on the property of any third party; and (iv) Company has not released any Hazardous Substance into the environment in a manner or amounts that would be reasonably likely to create a material liability under any Environmental Law or relating to Hazardous Substances.

(b)    As of the date of this Agreement, neither Company nor any of its subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Company or any of its subsidiaries may be in material violation of or have material liability or obligations under, any Environmental Law.

(c)    Neither Company nor any of its subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to any material liability under any Environmental Law or relating to Hazardous Substances.

4.12.    Employee Benefit Plans.  The Company has no benefit plans.

4.13.    Permits and Regulatory Matters.

(a)    Company and each of its subsidiaries have all required Permits that are material to the conduct of their businesses as currently conducted, including all such Permits required by the FDA, such as authorization of an IND, or by any other Regulating Authorities (the “Company Authorizations”).

(b)    All Permits that are necessary for the conduct of the business of Company as currently conducted are in full force and effect.

(c)    (i) Company and its subsidiaries are and at all times have been in material compliance, to the extent applicable, with all Laws applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any pharmaceutical or biological product tested, developed, promoted, marketed, manufactured or distributed by Company; (ii) neither Company nor any of its subsidiaries has received any written notices or correspondence from any Governmental Entity alleging or asserting any material noncompliance with any Company Authorizations; and (iii) neither Company nor any of its subsidiaries has received notice that any Governmental Entity has taken or is intending to take action to limit, suspend, modify or revoke any Company Authorizations (except where such limitation, suspension, modification, or revocation would not reasonably be expected to have a Company Material Adverse Effect) and, to the knowledge of Company, there is no action or proceeding pending or threatened against Company by a Governmental Entity (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that Company or any of its subsidiaries is in material noncompliance with any and all applicable Laws, regulations or orders implemented by any other Governmental Entity exercising comparable authority. Neither Company nor any of its subsidiaries nor any of their respective officers, employees or, to the knowledge of Company, agents has made an untrue statement of a material fact or fraudulent statement to any Governmental Entity relating to the Company Authorizations or failed to disclose a material fact required to be disclosed to any Governmental Entity relating to the Company Authorizations.

4.14.    Employees.

All current employees of Company have entered into confidentiality and assignment of inventions agreements with Company, a copy or form of which has previously been made available to Target. To the knowledge of Company, as of the date of this Agreement, no employee of Company or any subsidiary of Company is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Company or any of its subsidiaries because of the nature of the business currently conducted by Company or any of its subsidiaries or to the use of trade secrets or proprietary information of others. To the knowledge of Company, as of the date of this Agreement, no key employee or group of key employees has any plans to terminate employment with Company or its subsidiaries.

4.15.    Valid Issuance. The Exchange Shares to be issued in the Share Issuances will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

ARTICLE V
CONDITIONS TO MERGER

5.1Conditions to Each Party’s Obligation to Effect the MergerThe respective obligations of Company, Merger Sub and the Target to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions, any of which may be waived in writing by the Target and Company (on its own behalf and on behalf of Merger Sub), to the extent permitted by Law.

(a)Governmental Approvals.  All permits, authorizations, consents, orders or approvals of, or declarations or filings with, any Governmental Authority as may be required to consummate the Merger shall have been filed, made or obtained, other than (i) the filing of the Certificate of Merger and (ii) any filings required under applicable securities Laws.

(b)No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order shall have been issued, or other legal or regulatory action taken, by any Governmental Authority of competent jurisdiction that restrains, prohibits or prevents the consummation of the Merger on the terms and conditions set forth herein, nor shall any Law have been enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger on the terms and conditions set forth herein illegal.

5.2Additional Conditions to Obligations of Company and Merger Sub.  The obligations of Company and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Company (on its own behalf and on behalf of Merger Sub), to the extent permitted by Law.

(a)Representations and Warranties.  As of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date), each of the representations and warranties of the Target shall be true and correct in all respects and Company shall have received a certificate signed on behalf of the Target by the chief executive officer of the Target to such effect.

(b)Performance of Obligations of the Target.  The Target shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Company shall have received a certificate signed on behalf of the Target by the chief executive officer of the Target to such effect.

(c)No Material Adverse Effect.  There shall not have occurred any Material Adverse Effect with respect to the Target; and Company shall have received a certificate signed on behalf of the Target by the chief executive officer of the Target to such effect.

(d)Securityholder Deliverables.

(i)The Stockholder Approval shall have been obtained and such approval shall remain in full force and effect, and Written Consents evidencing the same shall have been received by the Target and delivered to Company.

(e)Resignations of Directors and Officers; Releases.  Each of the directors and officers of the Target in office immediately prior to the Effective Time shall have executed and delivered to Company a resignation letter and release in the form attached hereto as Exhibit I.

(f)Good Standing Certificates.  The Target shall have delivered to Company a certificate of good standing from the office of the Secretary of State of the State of Delaware and the office of the Secretary of State of the State of Texas and each other state or jurisdiction in which the Target is qualified to do business as a foreign corporation certifying, as of a date no more than three (3) Business Days prior to the Closing Date, that the Target is in good standing and that all applicable Taxes and fees of the Target through such certification date have been paid.

(g)Secretary’s Certificate.  Company shall have received a certificate dated as of the Closing Date, signed by the secretary of the Target, certifying as to(i) an attached copy of the resolutions of the board of directors of the Target evidencing the Board Approval, and stating that such resolutions have not been amended, modified, revoked or rescinded and (ii) an attached copy of the Written Consents received from Target Stockholders, and stating that such Written Consents constitute the Stockholder Approval and that the resolutions set forth therein have not been amended, modified, revoked or rescinded.

(h)Assignment.  Merger Sub shall have received the Assignment, which will be effective as of the Settlement.

(i)Audit.  Target shall provide financial statements as of the most recent fiscal year end, for the previous two (2) years, which shall be audited by a PCAOB certified audit firm.

5.3Additional Conditions to Obligations of the Target.  The obligation of the Target to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Target, to the extent permitted by Law.

(a)Representations and Warranties.  As of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date), each of the representations and warranties of Company and Merger Sub that are qualified by materiality or material adverse effect shall be true and correct in all respects, and each of the representations and warranties of Company and Merger Sub that are not so qualified shall be true and correct in all material respects; and the Target shall have received a certificate signed on behalf of Company by an officer of Company to such effect.

(b)Performance of Obligations of Company and Merger Sub.  Company and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and the Target shall have received a certificate signed on behalf of Company by an officer of Company to such effect.

5.4Contingencies

(a)In the event that the Post-Closing conditions cannot be satisfied within 60 days, the Assignment shall be released from escrow and delivered to Merger Sub and as a result, Merger Sub shall then acquire all of the Assets of Target.  All capital stock in Target will remain beneficially owned by the Seller and the Holders

(b)The Exchange Shares held in Escrow shall be delivered to the Target upon receipt of a certificate signed by the secretary of the Target that provides a certification that all necessary corporate actions, including the issuance of the Preferred Shares, have been concluded.

oQDA Holdings and the Target will be and remain jointly and severally liable for the Token Rights on and after the Closing.

ARTICLE VI
TERMINATION AND AMENDMENT

6.1.    Termination. This Agreement may be terminated with the by mutual written consent of Company and Target prior to the Closing and may be amended by the same mutual written consent.

6.2.    Fees and Expenses.

Except as expressly set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

ARTICLE VII
MISCELLANEOUS

7.1.    Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

7.2.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable overnight courier service, in each case to the intended recipient as set forth below:

(a)     if to Company or Merger Sub, to:

Jenifer Osterwalder (via email)

(b)     if to Target, to:

Nadab Aktar (via email)

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner set forth in this Section 7.2.

7.3.    Entire Agreement. This Agreement (including the Schedules, Annexes and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof and the parties hereto expressly disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement.

7.4.    No Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder.

7.5.    Assignment. No party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of Law or otherwise without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment of rights or delegation of performance obligations in violation of this Section 7.5. is void.

7.6.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

7.7.    Counterparts and Signature. This Agreement and any signed agreement or instrument entered into in connection with this Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. To the extent signed and delivered by means of a facsimile machine or telecopy, by email delivery of a “.pdf” or “.jpg” format data file or by any electronic signature complying with the U.S. federal ESIGN Act of 2000, this Agreement shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or telecopy, email delivery of a “.pdf” or “.jpg” format data file or electronic signature complying with the U.S. federal ESIGN Act of 2000 to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or telecopy, email delivery of a “.pdf” or “.jpg” format data file or by any electronic signature complying with the U.S. federal ESIGN Act of 2000 as a defense to the formation of a contract and each party hereto forever waives any such defense.

7.8.    Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” is used in the inclusive sense of “and/or.” The terms “or,” “any” and “either” are not exclusive. When used herein, the phrase “to the extent” shall be deemed to be followed by the words “but only to the extent.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Where this Agreement refers to information that was “made available”, that means that such information was either (i) provided directly to the Company or Target, as applicable, by the other party, with confirmation of receipt, (ii) included in the virtual data rooms established by Company and Target created for the purposes of providing information to the other party in connection with this Agreement at least one (1) Business Day prior to the execution and delivery of this Agreement or (iii) solely with respect to information made available by Company, filed with and publicly available on the SEC’s EDGAR prior to the date of this Agreement. When used in the Agreement, “Person” shall mean any natural person, corporation, exempted company, limited liability company, partnership, exempted limited partnership, association, joint venture, trust, or other entity or business association. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Target Material Adverse Effect or Company Material Adverse Effect, in each case as defined in this Agreement.

7.9.    Governing Law. This Agreement and all matters, claims, counterclaims, or causes of action (whether in contract, tort, statute, or otherwise) arising out of or relating to this Agreement and the transactions contemplated hereby (including its interpretation, construction, performance and enforcement), or the actions of any party in the negotiation, administration, performance, or enforcement of this Agreement (collectively, “Relevant Matters”) shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

7.10.    Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

7.11.    Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating any Relevant Matter, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to any Relevant Matter in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7.2. Nothing in this Section 7.11, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

7.12.    WAIVER OF JURY TRIAL. EACH OF COMPANY, THE MERGER SUB AND TARGET HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY RELEVANT MATTER.

7.13.    Disclosure Schedule. Each of the Target Disclosure Schedule and the Company Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify only (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Target Disclosure Schedule or the Company Disclosure Schedule, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Target Material Adverse Effect or a Company Material Adverse Effect, as applicable, or is outside the Ordinary Course of Business.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company has caused this Agreement and Plan of Business Combination to be executed by its duly authorized representative as of the date set forth above.

SPECTRAL CAPITAL CORPORATION

By: /S/ Jenifer Osterwalder
Jenifer Osterwalder, Chief Executive Officer

IN WITNESS WHEREOF, the Target has caused this Agreement and Plan of Business Combination to be executed by its duly authorized representative as of the date set forth above.

CRWDUNIT, INC.

By: /s/Nadab Aktar
Nadab Aktar, President

[Signature Page to Merger Agreement]

4857-3058-8284.2

IN WITNESS WHEREOF, QDA Holdings has caused this Agreement and Plan of Business Combination to be executed by its duly authorized representative as of the date set forth above.

SPECTRAL QDA HOLDINGS, INC.

By: /s/ Jenifer Osterwalder
Jenifer Osterwalder, Chief Executive Officer

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, Seller has caused this Agreement and Plan of Business Combination to be executed by its duly authorized representative as of the date set forth above.

CROWDPOINT TECHNOLOGIES, INC.

By: /s/ Sean Michael Brehm
Sean Michael Brehm, President

[Signature Page to Merger Agreement]

CRWDUNIT, INC.

CLOSING CERTIFICATE

This closing certificate (“Closing Certificate”) is executed as of the date listed next to the signature below.   On December 10, 2024, Spectral Capital Corporation (the “Company”) and certain of the Parties, as defined below, entered into an Agreement and Plan of Business Combination (“Merger Agreement”).  Terms in this Closing Certificate are defined in the Merger Agreement, whose terms govern this Closing Certificate.

On behalf of the Target, the undersigned, as an officer, director and the representative of the Target do hereby certify:

1.Representations and Warranties.  The Representations and Warranties of the Target are true and accurate in all material respects.

2.Permissions and Consents.  The Target has received the approval of its board of directors, its shareholders and has otherwise the permissions and authority under Delaware law to close the transactions contemplated in the Merger Agreement and all the conditions of the Closing by the Target as required in the Merger Agreement have been satisfied.

3.Asset Transfer.  The Target irrevocably consents to the transfer of all of its Assets to QDA Holdings sixty days from the date hereof.

4.Proper Authority.   The undersigned has proper authority to execute this Closing Certificate on behalf of the Target.

In witness whereof, the undersigned affixes their signature as of the date next to their name below:

CRWDUNIT, INC.

X______/s/ Nadab Aktar____________________

Nadab Akhtar

President

Date:  December 10, 2024

[Signature Page to Merger Agreement]

SPECTRAL CAPITAL CORPORATION

CLOSING CERTIFICATE

This closing certificate (“Closing Certificate”) is executed as of the date listed next to the signature below.   On December 10, 2024, Spectral Capital Corporation (the “Company”) and certain of the Parties, as defined below, entered into an Agreement and Plan of Business Combination (“Merger Agreement”).  Terms in this Closing Certificate are defined in the Merger Agreement, whose terms govern this Closing Certificate.

On behalf of the Company, the undersigned, as an officer, director and the representative of the Company do hereby certify:

1.Representations and Warranties.  The Representations and Warranties of the Company are true and accurate in all material respects.

2.Permissions and Consents.  The Company has received the approval of its board of directors to close the transactions contemplated in the Merger Agreement and all the conditions of the Closing by the Company as required in the Merger Agreement have been satisfied.

3.Share Issuance.  The Company agrees to immediately issue the Exchange Shares to the Target in escrow.

4.Proper Authority.   The undersigned has proper authority to execute this Closing Certificate on behalf of the Company.

In witness whereof, the undersigned affixes their signature as of the date next to their name below:

SPECTRAL CAPITAL CORPORATION

X______/s/ Jenifer Ostewalder____________________

Jenifer Osterwalder

Chief Executive Officer

Date:  December 10, 2024

[Signature Page to Merger Agreement]